                                                                    EXHIBIT 5.2


                         CERTIFICATE OF DESIGNATION OF
                            SERIES A PREFERRED STOCK

                                       OF

                           AUREAL SEMICONDUCTOR INC.

It is hereby certified that:

        1. The name of the Company (hereinafter called the "Company") is Aureal Semiconductor Inc., a corporation validly organized and existing under the laws of the state of Delaware.

        2. The Amended and Restated Certificate of Incorporation of the Company authorizes the issuance of five million (5,000,000) shares of preferred stock, $0.001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

        3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

        RESOLVED, that five hundred (500) of the five million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Preferred Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

        Section 1. Designation and Amount. The shares of such series shall have a par value of $0.001 per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be five hundred (500). The Series A Preferred Stock shall be offered at a purchase price of Ten Thousand Dollars ($10,000) per share (the "Original Series A Issue Price"), with an eight percent (8%) per annum accretion rate as set forth herein.

        Section 2. Rank. The Series A Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created (subject to Section 8 hereof) specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $0.001 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

        Section 3. Dividends. The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series A Preferred Stock.

        Section 4.       Liquidation.

                 (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary or involuntary, the then Holders of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, a cash amount per share equal to the sum of (i) 125% of the aggregate Principal Amount (as defined in Section 5 below) of Holder's outstanding shares of Series A Preferred Stock and (ii) 100% of any accrued Accretion (as defined in Section 5 below) on such shares. If upon the occurrence of such






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event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                 (b) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of shall be deemed to be a Liquidation Event as defined in Section 4(a); provided further that (i) a consolidation, merger, acquisition, or other business combination of the Company with or into any other publicly traded company or companies shall not be treated as a Liquidation Event as defined in
Section 4(a) but instead shall be treated pursuant to Section 5(d) hereof, and
(ii) a consolidation, merger, acquisition, or other business combination of the Company with or into any other non-publicly traded company or companies, where the surviving entity is not a publicly traded entity, shall be treated as a Liquidation Event as defined in Section 4(a). The Company shall not effect any transaction described in subsection 4(b)(ii) unless it first gives ten (10) business days prior notice of such transaction (during which time the Holder shall be entitled to immediately convert any or all of its Series A Preferred Stock into Common Stock at the Conversion Price, as defined below, then in effect, which conversion shall not be subject to the conversion restrictions set forth in Section 5(a); provided however, that, if such conversion takes place prior to the end of the four (4) month holding period set forth in
Section 5(a), for purposes of calculating the Variable Conversion Price (as defined in Section 5(a)), "X" shall equal ninety percent (90%)).

                 (c) In the event that, immediately prior to the closing of a transaction described in Section 4(b) which would constitute a Liquidation Event, the cash distributions required by Section 4(a) or Section 6 have not been made, the Company shall either: (i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series A Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

        Section 5. Conversion. Subject to Section 4(b) herein, the record Holder of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 (a) Right to Convert. The record Holder of Series A Preferred Stock shall be entitled to convert, subject to the Company's right of Redemption upon Receipt of Notice of Conversion set forth in Section 6(a) and the conversion restrictions herein below, any portion or all of its Series A Preferred Stock on or after the date that is four (4) months after the Last Closing Date, as defined below, at the office of the Company or its designated transfer agent (the "Transfer Agent"), into that number of fully-paid and non-assessable shares of Common Stock calculated in accordance with the following formula (the "Conversion Rate"):

        Number of shares of Common Stock issued upon conversion of each share of Series A Preferred Stock =


                          Principal Amount + Accretion
                          ----------------------------
                                Conversion Price


        where,

        -  Principal Amount = $10,000 per share of Series A Preferred Stock,

        - Accretion = (.08) X (N/365) X Principal Amount, where N = the number of days between (i) the Closing Date for the Series A Preferred Stock for which conversion is being elected, and





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        (ii) the applicable Date of Conversion (as defined in Section 5(b)(iv)
        below) for the Series A Preferred Stock for which conversion is being elected or the Accretion Termination Date (as defined below), whichever is earlier; and

        - Accretion Termination Date = in the event that, anytime after the date hereof, the Closing Bid Price of the Company's Common Stock is equal to or greater than 150% of the Fixed Conversion Price (as defined below) for twenty (20) consecutive trading days, the last such trading day is referred to as the "Accretion Termination Date" and the accrual of Accretion shall terminate (an "Accretion Termination") on such date; and

        - Conversion Price = the lesser of (x) $2.50 (the "Fixed Conversion Price"), or (y) X% of the lowest average Closing Bid Price, as that term is defined below, of the Company's Common Stock for any consecutive five (5) trading days during the thirty (30) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price"), where

                         Number of Months Between Last
                       Closing Date and Date of Conversion                  "X"
                       -----------------------------------                  ---
                         4 months - 5 months                                90%
                         5 months and 1 day - 6 months                      88%
                         6 months and 1 day - 7 months                      86%
                         7 months and 1 day - 8 months                      84%
                         8 months and 1 day - 9 months                      82%
                         More than 9 months                                 80%

and provided that, unless otherwise indicated herein, beginning on the date that is four (4) months following the Last Closing Date, as defined below, the right of the Holder to convert into Common Stock using the Variable Conversion Price initially shall be limited (such limitations shall not apply to conversions at the Fixed Conversion Price) to a maximum of fifteen percent (15%) of the aggregate number of shares of Series A Preferred Stock issued to such Holder, and for each one (1) month period which expires thereafter, the Holder shall accrue the right to convert into Common Stock an additional fifteen percent (15%) of the number of shares of Series A Preferred Stock issued to such Holder (the number of shares that may be converted at any given time using the Variable Conversion Price, in the aggregate, is referred to hereinafter as the "Variable Price Conversion Quota"); and provided, further, in the event that the Holder elects not to convert its full Variable Price Conversion Quota during any one (1) month period, the unconverted amount shall be carried forward and added to the Variable Price Conversion Quota, and thereafter the Holder may, from time to time, convert any portion of the Variable Price Conversion Quota at the Variable Conversion Price; and provided, further, that (i) subsequent to the date that is four (4) months after the Last Closing Date, there shall be no restrictions on the number of shares of Series A Preferred Stock that may be converted into Common Stock using the Fixed Conversion Price, whether or not the Fixed Conversion Price is less than the Variable Conversion Price; (ii) subsequent to the date that is eleven (11) months following the Last Closing Date, there shall be no restrictions on the number of shares of Series A Preferred Stock that may be converted into Common Stock using the Conversion Price then in effect and (iii) if the Company completes an offering of debt or equity securities ("Future Convertible Securities") for cash in a private capital raising transaction that are convertible into Common Stock of the Company prior to the date that is twelve
(12) months following the Last Closing Date, the aggregate Variable Price Conversion Quota shall be increased (but not decreased), at any time that such Future Convertible Securities become convertible into Common Stock, by an amount equal to the dollar amount of the Future Convertible Securities that are then convertible (or have been converted) into Common Stock, divided by the total dollar amount of Series A Preferred Stock that were issued in this offering (expressed as a percentage, but not greater than 100%).

        As used herein, a "Closing Date" shall mean the date of the "Closing" (as defined in the Subscription Agreement between the Company and the Holders) of a purchase and sale of Series A Preferred Stock that occurs pursuant to the offering of the Series A Preferred Stock by the Company, and the "Last Closing Date" shall be the date of the last such closing.





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

        For purposes hereof, any Holder which acquires Series A Preferred Stock from another Holder (the "Transferor") and not upon original issuance from the Company shall be entitled to exercise its conversion right as to the percentages of such shares specified under Section 5(a) in such amounts and at such times such that the number of shares eligible for conversion by such Holder at any time shall be in the same proportion that the number of shares of Series A Preferred Stock acquired by such Holder from its Transferor bears to the total number of shares of Series A Preferred Stock originally issued by the Company to such Transferor (or its predecessor Transferor).

        For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock on the OTC Bulletin Board, or if no longer traded on the OTC Bulletin Board, the closing bid price on the principal national securities exchange or the over-the-counter on which the Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange or the National Market System or over-the counter market on which the Common Stock is so traded; "Closing Ask Price" shall mean the closing ask price of the Company's Common Stock determined in the same manner; and "Mean Closing Price" shall mean the average of the day's Closing Bid Price and Closing Ask Price.

                 (b) Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock, the Holder shall (i) send via facsimile, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company and to its designated transfer agent (the "Transfer Agent") for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the Date of Conversion, the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify the Company and Holder of the results no later than two business days from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

                         (i)      Lost or Stolen Certificates.  Upon receipt by
the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

                         (ii)     Delivery of Common Stock Upon Conversion.
The Company shall or shall cause the Transfer Agent to, no later than the close of business on the second (2nd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or





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

destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                         (iii)    No Fractional Shares.  If any conversion of
the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next higher number of shares.

                         (iv)     Date of Conversion.  The date on which
conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is sent via facsimile to the Company before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the Series A Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, for delivery to the Company or the Transfer Agent as provided above, as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

                 (c) Automatic Conversion or Redemption. Each share of Series A Preferred Stock outstanding on the date which is three (3) years after the Last Closing Date or, if not a business day, the first business day thereafter ("Maturity Date") automatically shall, at the option of the Company, either (i) be converted ("Automatic Conversion") into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the Maturity Date shall be deemed the Date of Conversion with respect to such conversion for purposes of this Certificate of Designation of Series A Preferred Stock ("Certificate of Designation"), or
(ii) be redeemed ("Automatic Redemption") by the Company for cash in an amount equal to the Total Value (as defined below) of the Series A Preferred Stock being redeemed. If the Company elects to redeem, on the Maturity Date, the Company shall send to the Holders of outstanding Series A Preferred Stock notice (the "Automatic Redemption Notice") via facsimile of its intent to effect an Automatic Redemption of the outstanding Series A Preferred Stock. If the Company does not send such notice to Holder on such date, an Automatic Conversion shall be deemed to have occurred. If an Automatic Conversion occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this Certificate of Designation; provided, however, that the Holders are not required to send the Notice of Conversion contemplated by Section 5(b). If the Company elects to redeem, each Holder of outstanding Series A Preferred Stock shall send their certificates representing the Series A Preferred Stock to the Company within five (5) days of the date of receipt of the Automatic Redemption Notice from the Company, and the Company shall pay the applicable redemption price to each respective Holder within five (5) days of the receipt of such certificates. The Company shall not be obligated to deliver the redemption price unless the certificates representing the Series A Preferred Stock are delivered to the Company, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i). If the Company elects to redeem under this
Section 5(c) and the Company fails to pay the Holders the redemption price within five (5) business days of its receipt of the certificates representing the Series A Preferred Stock to be redeemed as required by this Section 5(c), then an Automatic Conversion shall be deemed to have occurred and, upon receipt of the Preferred Stock Certificates, the Company shall immediately deliver to the Holders the certificates representing the number of shares of Common Stock to which the Holders would have been entitled upon Automatic Conversion using the lowest Conversion Price (as defined in Section 5 hereof) in effect during the period beginning on the Maturity Date and ending on the date the Transfer Agent issues Common Stock pursuant to this Section 5(c). Nothing in this
Section 5(c) shall be construed to limit Holder's ability to pursue Holder's rights under Section 13 hereof.

        For purposes hereof, "Total Value" shall mean the Stated Value of the Series A Preferred Stock being redeemed, plus liquidated damages, Conversion Failure Payments (as defined below), Late Registration Payments (as defined in the Registration Rights Agreement) and any other cash payments then due from the Company and then unpaid, where "Stated Value" shall mean the





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

Original Series A Issue Price (as defined in Section 1) of each share of Series A Preferred Stock, together with the accrued but unpaid Accretion (as defined in Section 5(a)).

                 (d)     Adjustment to Conversion Rate.

                         (i)      Adjustment to Fixed Conversion Price Due to
Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                         (ii)     Adjustment to Variable Conversion Price.  If,
at any time when any Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

                         (iii)    Adjustments.

                                  (A) Adjustment Due to Merger, Consolidation,
Etc. If, prior to the conversion of all outstanding Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a change of control transaction not deemed to be a liquidation pursuant to Section 4(c), then the Holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(d)(iii) unless (a) it first gives at least ten (10) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its Series A Preferred Stock into Common Stock, which conversions shall not be subject to the conversion restrictions set forth in Section 5(a)), and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(d)(iii).

                                  (B) Adjustment Due to Distribution.  If at
any time after the Last Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to Holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of any other public or private company, including but not limited to a subsidiary or spin-off of the Company (a "Distribution"), then the Holders of Series A Preferred Stock shall be entitled, upon any conversion of Series A Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for determination of shareholders entitled to such Distribution.





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

                         (iv)     Issuance of Other Securities With Variable
Conversion Price. If, at any time after the Last Closing Date the Company shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") either (i) at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise or (ii) with a fixed conversion or exercise price less than the Fixed Conversion Price, then, at the Holder's option: (X) in the case of clause (i), the Variable Conversion Price in respect of any conversion of Series A Preferred Stock after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities, and (Y) in the case of clause (ii), the Fixed Conversion Price shall be reduced to such lesser conversion or exercise price. Notwithstanding the above, the following securities shall not trigger the adjustments required by this subsection (iv):
(A) Company stock options, (B) warrants given in exchange for equipment financing and (C) securities other than (A) or (B) above, which, in the aggregate, total less than the aggregate Principal Amount of Series A Preferred Stock placed in this offering.

                         (v)      No Fractional Shares.  If any adjustment
under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

        Section 6.       Redemption by Company.

                 (a) Company's Right to Redeem Upon Receipt of Notice of Conversion. If the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price (as defined in Section 5(a)), at the time of receipt of a Notice of Conversion pursuant to Section 5(b), the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series A Preferred Stock submitted for conversion at the Redemption Rate (as defined below), immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Series A Preferred Stock submitted for conversion, the Company shall redeem from among the shares of Series A Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series A Preferred Stock for conversion.

                         (i)      Redemption Price Upon Receipt of a Notice of
Conversion.  The redemption price of Series A Preferred Stock  under this
Section 6(a) shall be calculated as follows ("Redemption Rate"):

        (The original Principal Amount of each share of Series A Preferred Stock X 125%) + (accrued but unpaid Accretion) + (liquidated damages, Conversion Failure Payments, Late Registration Payments and any other cash payments then due from the Company and then unpaid).


                         (ii)     Mechanics of Redemption Upon Receipt of
Notice of Conversion. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile, by 5:00 p.m. New York City time the next business day following receipt of a Notice of Conversion from a Holder, and the Company shall provide a copy of such redemption notice by overnight or two (2) day courier, to (A) the Holder of the Series A Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series A Preferred Stock and
(B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series A Preferred Stock submitted for conversion and the applicable redemption price.

                         (iii)    Redemption Buy-In.       If (i) subsequent to
the tender of a Notice of Conversion, but prior to its receipt of a Notice of Redemption Upon Notice of Conversion, the Holder sells shares of Common Stock (the "Redemption Sold Shares") which such Holder anticipated receiving upon such conversion, (ii) the Company effects a Redemption Upon Receipt of Notice of Conversion with respect to such conversion, and (iii) the Holder purchases (in an open market transaction), no later than the close of trading on the trading day following its receipt of the Notice of Redemption Upon Notice of Conversion, shares of Common Stock to make delivery upon the sale of the Redemption Sold Shares (a "Redemption Buy-In"), the Company shall pay such Holder (in addition to the applicable Redemption Rate) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Common Stock purchased in the Redemption Buy-In exceeds (y) the net proceeds received by such Holder from the sale of the Redemption Sold Shares. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Redemption Buy-In with respect to shares of Common Stock sold for $10,000, the Company will be required to pay such Holder $1,000. A Holder shall provide the Company written notification (and trading records, if reasonably requested by the Company) indicating any amounts payable to Holder pursuant to this Section. Notwithstanding the above, the Holder shall not be entitled to the payments set forth in this section if the Company shall have notified the Holder, in writing, at least one (1) business day prior to the Date of Conversion, that the Company intends to redeem any conversions effected over a certain period of time following such notice (and such period of time includes the Date of Conversion), provided that
(A) if the Company gives such notice, it shall be obligated to redeem any conversions effected during such period, unless it terminates such period in writing upon at least one (1) business day's notice prior to the Date of Conversion to the Holders and (B) in order to give such notice, the Company Must Have Immediately Available Funds or Credit Facilities to effect such redemptions as required in Section 6(c) below.

                 (b) Company's Right to Redeem at its Election. At any time, commencing twelve (12) months and one (1) day after the Last Closing Date, provided that such date shall be extended for each day during which there is continuing an Event of Default, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the shares of Series A Preferred Stock; provided (i) the Company shall first provide thirty (30) business days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning thirty
(30) business days prior to the date which is twelve (12) months and one (1) day after the Last Closing Date), and (ii) that the Company shall only be entitled to redeem Series A Preferred Stock having an aggregate Stated Value (as defined below) of at least One Million Dollars ($1,000,000). If the Company elects to redeem some, but not all, of the shares of Series A Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock.

                         (i)      Redemption Price At Company's Election.  The
"Redemption Price At Company's Election" shall be calculated as a percentage of Total Value, as that term is defined above, of the Series A Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the date of Redemption at Company's Election (as defined below), and shall be determined as follows:

        Date of Notice of Redemption at Company's Election                  % of Total Value
        --------------------------------------------------                  ----------------
        12 months and 1 day to 18 months following Last Closing Date              130%
        18 months and 1 day to 24 months following Last Closing Date              125%
        24 months and 1 day to 30 months following Last Closing Date              120%
        30 months and 1 day to 36 months following Last Closing Date              115%


                         (ii)     Mechanics of Redemption at Company's
Election. The Company shall effect each such redemption by giving at least thirty (30) business days prior written notice ("Notice of Redemption At Company's Election") to (A) the Holders of the Series A Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series A Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the Principal Amount of the shares of Series A Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the applicable Redemption Price At Company's Election, as defined in subsection (b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to Section 5, prior to the close of business on the Date of Redemption at Company's Election, any Series A Preferred Stock which it is otherwise entitled to convert, which conversions shall not be subject to the conversion restrictions set forth in
Section 5(a), including Series A Preferred Stock that has been selected for redemption at the Company's election pursuant to this subsection 6(b); provided, however, that the Company shall still be entitled to exercise its right to redeem upon receipt of a Notice of Conversion if otherwise allowed pursuant to Section 6(a).

                 (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 6(a) and 6(b) unless it has:

                         (i)      the full amount of the redemption price in
cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                         (ii)     immediately available credit facilities, in
the full amount of the redemption price with a bank or similar financial institution (including the Company's existing line of credit with TCW); or

                         (iii)    an agreement with a standby underwriter
willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                         (iv)     a combination of the items set forth in (i),
(ii) and (iii) above, aggregating the full amount of the redemption price.

        If the foregoing conditions of this Section 6(c) are satisfied and the Company complies with Section 6(d) hereof, then any Series A Preferred Stock called for by a Redemption at Company's Election shall cease to be outstanding for all purposes hereunder (including the right to convert or to accrete additional Accretion or to exercise any other right or privilege hereunder) on the Date of Redemption at Company's Election and shall instead represent the right to receive the Redemption Price at Company's Election without interest from and after the Date of Redemption at Company's Election.

                 (d)     Payment of Redemption Price.

                         (i)      Each Holder submitting Series A Preferred
Stock being redeemed under this Section 6 shall send their Preferred Stock Certificates so redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i).

                         (ii)     If the Company elects to redeem pursuant to
Section 6(a) hereof, and the Company fails to pay Holder the redemption price within the time frame as required by this Section 6(d), then the Company shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in compliance with Section 5(b) hereof. The shares to be issued to Holder pursuant to this provision shall be the number of shares determined using the lowest Conversion Price (as defined in Section 5 hereof) in effect during the period beginning on the date Holder sends its Notice of Conversion to Company or Transfer Agent via facsimile and ending on the date the Transfer Agent issues Common Stock pursuant to this Section 6(d)(ii). Nothing in this
Section 6(d) shall be construed to limit Holder's ability to pursue Holder's rights under Section 13 hereof.

                 (e) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would be prohibited from buying or selling stock pursuant to the Securities Exchange Act of 1934, as amended, because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the

Holder written notice that the Blackout Period has been lifted. The Blackout period shall not be construed to apply to the Company's standard quarterly period in which the officers and directors of the Company are prohibited from buying or selling the Company's securities unless the Company possesses material nonpublic information as to the Company's financial performance or condition or a major transaction to be entered into by the Company.

        Section 7. Voting Rights. The Holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of Delaware ("Delaware Law"), and no Holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

        Notwithstanding the above, the Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

        To the extent that under Delaware Law the vote of the Holders of the Series A Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the number of shares of outstanding Series A Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

        Section 8. Protective Provision. So long as Series A Preferred Stock is outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least sixty six and two thirds percent (66 2/3%) of the then outstanding Series A Preferred Stock:

                 (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any securities so as to affect adversely the Series A Preferred Stock;

                 (b) create any new class or series of stock having a preference over the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above), other than preferred stock issued solely to existing debtholders of the Company in exchange for such debt, or increase the authorized amount of Series A Preferred Stock; or

                 (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                 Section 9. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

        Section 10.      Authorization and Reservation of Shares of Common
Stock.

                 (a) Authorized and Reserved Amount. The Company shall have authorized and reserved and keep available for issuance three million seven hundred fifty thousand (3,750,000) shares of Common Stock (the "Authorized and Reserved Amount") solely for the purpose of effecting the conversion of the Series A Preferred Stock, which number shall not be reduced. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Series A Preferred Stock, and issuance of the shares of Common Stock in connection therewith.

                 (b) Increases to Authorized and Reserved Amount. Without limiting any other provision of this Section 10, if the Authorized and Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Reservation Trigger Date") shall be less than one hundred twenty-five percent (125%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock on such trading days (a "Share Authorization Failure"), the Company shall immediately notify all Holders of such occurrence and shall take action as soon as possible, but in any event within sixty (60) days after a Reservation Trigger Date (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Authorized and Reserved Amount to one hundred fifty percent (150%) of the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock.

                 (c) Reduction of Authorized and Reserved Amount Under Certain Circumstances. Prior to complete conversion of all Series A Preferred Stock the Company shall not reduce the number of shares required to be reserved for issuance under this Section 10 without the written consent of all Holders except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the obligations of Company under this
Section 10, which reverse stock split affects all shares of Common Stock equally.

                 (d)     [Intentionally Omitted].

                 (e)     [Intentionally Omitted].

                 (f)     Allocations of Authorized and Reserved Amount.   The
initial Authorized and Reserved Amount shall be allocated pro rata among the Holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock initially issued to each Holder. Each increase to the Authorized and Reserved Amount shall be allocated pro rata among the Holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each Holder at the time of the increase in the Authorized and Reserved Amount, as the case may be. In the event a holder shall sell or otherwise transfer any of such Holder's Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Authorized and Reserved Amount. Any portion of the Authorized and Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders.

                 (g)     [Intentionally Omitted].

        Section 11.      Failure to Satisfy Conversions.

                 (a) Conversion Failure Payments. If, at any time, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section 5(c) hereof), and the Company fails for any reason to deliver, on or prior to the expiration of the third (3rd) business day after the Deadline ("Delivery Period") for such conversion, such number of shares of Common Stock to which such Converting Holder is entitled upon such conversion (which shares shall be listed, authorized, reserved, registered, and freely tradeable to the extent required in this Certificate of Designation, the Registration Rights Agreement between the Company and the Holder(s) and the Subscription Agreement between the Company and the Holder(s), collectively referred to as the "Governing Agreements"), or (y) the Company provides notice to Holder at any time of its intention not to issue shares of Common Stock upon exercise by Holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a "Conversion Failure"), then the Company shall pay to such Holder cash damages in an amount equal to the lower of:

                         (i) the Conversion Failure Payment Amount (as defined
below), and

                         (ii) the highest interest rate permitted by applicable
law, where:

        "D" means the number of days beginning on the date of the Conversion Failure through and including the Cure Date with respect to such Conversion Failure;

        "Cure Date" means (i) with respect to a Conversion Failure described in clause (x) of its definition, the date the Company effects the conversion of the Series A Preferred Stock submitted for conversion and (ii) with respect to a Conversion Failure described in clause (y) of its definition, the date the Company undertakes in writing to timely issue Common Stock in satisfaction of all conversions of Series A Preferred Stock in accordance with the terms of this Certificate of Designation.

        "Conversion Failure Payment Amount" means $1,000 per occurrence, unless and until such conversion failure constitutes an "Event of Default" under
Section 12(c)(i), at which time "Default Payments" as defined in Section 12(a) shall also begin to accrue.

        The payments to which a Holder shall be entitled pursuant to this Section are referred to herein as "Conversion Failure Payments." The parties agree that the damages caused by a breach hereof would be difficult or impossible to estimate accurately. A Holder may elect to receive accrued Conversion Failure Payments in cash or to convert all or any portion of such accrued Conversion Failure Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Failure through the Cure Date for such Conversion Failure. In the event a Holder elects to receive any Conversion Failure Payments in cash, it shall so notify the Company in writing. In the event a Holder elects to convert all or any portion of the Conversion Failure Payments, such Holder shall indicate on a Notice of Conversion such portion of the Conversion Failure Payments which such Holder elects to so convert and such conversion shall otherwise be effected in accordance with provisions of Section 5.

                 (b) Buy-In Cure. Unless a Conversion Failure described in clause (y) of Section 11(a) hereof has occurred with respect to such a Holder, if (i) the Company fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of the Series A Preferred Stock and (ii) after the applicable Delivery Period with respect to such conversion, a Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by a Holder of the shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Company shall pay such Holder within two
(2) business days following receipt of written notice of a claim pursuant to
Section 11(b) (in addition to any other remedies available to Holder) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock sold for $10,000, the Company will be required to pay such Holder $1,000. A Holder shall provide the Company written notification indicating any amounts payable to Holder pursuant to this Section 11.

                 (c) Adjustment to Conversion Price. If a Holder has not received certificates for all shares of Common Stock within three (3) business days following the expiration of the Delivery Period with respect to a conversion of any portion of any of such Holder's Series A Preferred Stock for any reason, then the Conversion Price applicable upon conversion of such portion of the Series A Preferred Stock shall thereafter be the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the Cure Date. If there shall occur a Conversion Failure of the type described in clause (y) of Section 11(a), then the Fixed Conversion Price with respect to any conversion of Series A Preferred Stock thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Failure through and including the Cure Date. The Conversion Price shall thereafter be subject to further adjustment for any events described in Section 5(d).

        Section 12.      Events of Default.

                 (a) Holder's Option to Demand Prepayment. Upon the occurrence of an Event of Default (as herein defined), the Company shall, unless a specific cash payment is already specified in the Governing Agreements with respect to such default, pay the Holders (beginning after the specified cure period) an amount equal to one percent (1%) per month of the aggregate amount of outstanding Series A Preferred Stock held by Holder, accruing daily until the Event of Default is cured or until the Series A Preferred Stock is prepaid under this Section, payable in cash by a cashiers check, no later than five (5) days after the end of any month(s) for which such amounts accrue ("Default Payments"). Notwithstanding the above and whether or not the above Default Payments have been paid, each Holder shall have the right to elect at any time and from time to time prior to the cure by Company of such Event of Default to have all or any portion of such Holder's then outstanding Series A Preferred Stock prepaid by the Company for an amount equal to the Holder Demand Prepayment Amount (as herein defined).

                         (i)      The right of a Holder to elect prepayment
shall be exercisable upon the occurrence of an Event of Default by such Holder in its sole discretion by delivery of a Demand Prepayment Notice (as herein defined) in accordance with the procedures set forth in this Section 12. Notwithstanding the exercise of such right, the Holder shall be entitled to exercise all other rights and remedies available under the provisions of this Certificate of Designation and at law or in equity.

                         (ii)     A Holder shall effect each demand for
prepayment under this Section 12 by giving at least two (2) business days prior written notice (the "Demand Prepayment Notice") of the date which such prepayment is to become effective (the "Effective Date of Demand of Prepayment"), the Series A Preferred Stock selected for prepayment and the Holder Demand Prepayment Amount to the Company at the address and facsimile number provided in the stock records of the Company, which Demand Prepayment Notice shall be deemed to have been delivered on the business day after the date of transmission of Holder's facsimile (with a copy sent by overnight courier to the Company) of such notice.

                         (iii)    The Holder Demand Prepayment Amount shall be
paid to a Holder whose Series A Preferred Stock is being prepaid within one (1) business day following the Effective Date of Demand of Prepayment; provided, however, that the Company shall not be obligated to deliver any portion of the Holder Demand Prepayment Amount until one (1) business day following either the date on which the certificates representing the Series A Preferred Stock being prepaid are delivered to the office of the Company or the Transfer Agent, or the date on which the Holder notifies the Company or the Transfer Agent that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation required in accordance with Section 5(b)(i) hereof.

                 (b) Holder Demand Prepayment Amount. The "Holder Demand Prepayment Amount" means the greater of: (a) the sum of (1) the Total Value of the Series A Preferred Stock for which demand is being made, through the date of prepayment plus (2) 30% of the original Principal Amount of such Series A Preferred Stock, and (b) the product of (1) the highest price at which the Common Stock is traded on the date of the Event of Default (or on the most recent trading date for the Common Stock if the Common Stock is not traded on such date) divided by the Conversion Price in effect as of the date of the Event of Default, and (2) the Total Value through the date of prepayment.

                 (c) Events of Default. An "Event of Default" means any one of the following:

                         (i)      either (a) a Conversion Failure described in
Section 11(a) hereof which is uncured thirty (30) days after the applicable Date of Conversion or (b) a material failure by the Company to comply with the Conversion Failure remedies described in Section 11(a)(2) hereof;

                         (ii)     a Share Authorization Failure described in
Section 10(b) hereof, if such Share Authorization Failure continues uncured for ninety (90) days after the Reservation Trigger Date (for purposes of this subsection (ii), a prepayment demand may be made by a Holder only to the extent that there is an insufficient number of shares of Common Stock authorized and reserved to effect conversion of all of such Holder's outstanding Series A Preferred Stock, provided, however, that Holder need not actually convert any Series A Preferred Stock and exhaust its available authorized and reserved shares of Common Stock in order to demand such prepayment);

                         (iii)    the Company fails, and such failure continues
uncured for three (3) business days after the Company has been notified thereof in writing by a Holder, to satisfy the share reservation requirements of
Section 10 hereof;

                         (iv)     the Company fails to pay any cash payments
due to Holder under the terms of this Certificate of Designation within five
(5) days after Holder has notified the Company, in writing, that such payment is past due and that the Holder intends to declare an "Event of Default" under this Section 12;

                         (v)      the Company fails to cause the registration
statement required by the Registration Rights Agreement to become effective within six (6) months of the Last Closing Date, or fails to maintain an effective registration statement as required by the Registration Rights Agreement between the Company and the Holder(s) (the "Registration Rights Agreement") except where (A) such failure lasts no longer than seven (7) consecutive trading days or twenty one (21) days in any twelve (12) month period, or (B) the Conversion Shares may be sold immediately, without volume limitation, without registration under the Act, by virtue of Rule 144 or similar provisions;

                         (vi)     after the date that is four (4) months after
the Last Closing Date, for three (3) consecutive trading days or for an aggregate of ten (10) trading days in any nine (9) month period, the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is (i) suspended from trading on any of the OTC Bulletin Board, Nasdaq SmallCap, NMS, NYSE, or the AMEX or (ii) is not listed and qualified for trading on at least one of the OTC Bulletin Board, Nasdaq SmallCap, NMS, NYSE, or AMEX;

                         (vii)    the Company fails, and such failure continues
uncured for three (3) business days after the Company has been notified thereof in writing by a Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued to a Holder upon conversion of any Series A Preferred Stock as and when required by this Certificate of Designation, the Subscription Agreement, between the Company and the Holder(s) (the "Subscription Agreement") or the Registration Rights Agreement;

                         (viii)   the Company breaches, and such breach
continues uncured (after any cure period specifically set forth in the Governing Agreements, if applicable) for three (3) business days after the Company has been notified thereof in writing by a Holder, any significant covenant or other material term or condition of any of the Governing Agreements which is not specifically addressed in subsections 12(c)(i) - (iv) above or subsections 12(c)(ix) - (xi) below, and which directly or indirectly has or could have a material effect on (x) the Holder's ability to convert its Series A Preferred Stock, or to receive and resell on the Company's primary exchange or market the Common Stock issuable upon conversion, or (y) the Company's ability to make any cash payments provided for in the Governing Agreements (including, without limitation, the failure to make any required liquidated damage or other cash payment hereunder or under the Registration Rights Agreement), provided that if such breach provides for money damages in the applicable Governing Agreement, and such money damages are being timely paid, then such breach shall not constitute a default under this subsection unless such breach continues for sixty (60) days after which the Holder may immediately demand the Holder Demand Prepayment Amount if such breach has not been cured. Notwithstanding the above, the terms of this subsection (viii) shall not apply to any Event of Default which is specifically addressed in subsections 12(c)(i) - (vii) above or subsections 12(c)(ix) - (xi) below.

                         (ix)     any representation or warranty of the Company
made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Subscription Agreement and Registration Rights Agreement), shall be false or misleading in any material respect when made, until, in the case of a warranty, the Company has complied with the warranty; provided that, in the case of a false representation, no Default Payments shall accrue absent proof of fraud;

                         (x)      the Company or any subsidiary of the Company
shall make an assignment for the benefit of its creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such receiver or trustee shall otherwise be appointed; or

                         (xi)     bankruptcy, insolvency, reorganization or
liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company (and such proceedings shall continue unstayed for thirty (30) days).

                 (d) Failure to Pay Demand Prepayment Amount. If the Company fails to pay the Holder Demand Prepayment Amount within five (5) business days of its receipt of a Demand Prepayment Notice, then such Holder shall have the right, at any time and from time to time prior to the payment of the Holder Demand Prepayment Amount, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Section 5) all or any portion of the Holder Demand Prepayment Amount, into shares of Common Stock at the then current Conversion Price, provided that if the Company has not delivered the full number of shares of Common Stock issuable upon such conversion, which shares shall be listed, registered, and freely tradable, each to the extent required by the Governing Agreements, within three (3) business days after the Company receives written notice of such conversion, the Conversion Price with respect to such Holder Demand Prepayment Amount shall thereafter be deemed to be the lowest Conversion Price in effect during the period beginning on the date of the Event of Default through the date on which the Company delivers to the Holder the full number of freely tradable shares of Common Stock issuable upon such conversion, which shares shall be listed, registered, and freely tradable, each to the extent required by the Governing Agreements. In the event the Company is not able to pay all amounts due and payable with respect to all Series A Preferred Stock subject to Holder Demand Prepayment Notices, the Company shall pay the Holders such amounts pro rata, based on the total amounts payable to such Holder relative to the total amounts payable to all Holders.

        Section 13. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under the Certificate of Designation at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provision giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, the holders of Series A Preferred Stock shall be





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entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

        Section 14. Arbitration. Any controversy or claim arising out of or related to this Certificate of Designation or the breach thereof, shall be settled by binding arbitration in Wilmington, Delaware (if the Holder is the Defendant in such action) or in San Francisco, California (if the Company is the Defendant) in accordance with the Expedited Procedures (Rules 53-57) of the Commercial Arbitration Rules of the American Arbitration Association ("AAA").
A proceeding shall be commenced upon written demand by Company or any Subscriber to the other. The arbitrator(s) shall enter a judgment by default against any party which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator, unless the amount alleged to be in dispute exceeds two hundred fifty thousand dollars ($250,000), in which case three (3) arbitrators shall preside. The arbitrator(s) will be chosen by the parties from a list provided by the AAA, and if they are unable to agree within ten (10) days, the AAA shall select the arbitrator(s). The arbitrators must be experts in securities law and financial transactions. The arbitrators shall assess costs and expenses of the arbitration, including all attorneys' and experts' fees, as the arbitrators believe is appropriate in light of the merits of the parties' respective positions in the issues in dispute. Each party submits irrevocably to the jurisdiction of the Chancery Court sitting in Wilmington, Delaware or to the United States District Court sitting in Delaware (if the Holder is the Defendant in such action) or in San Francisco, California (if the Company is the Defendant), in each case for purposes of enforcement of any discovery order, judgment or award in connection with such arbitration. The award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court having jurisdiction. The arbitration shall be held in such place as set by the arbitrator(s) in accordance with Rule 55.

        Section 15. Assignability. The Series A Preferred Stock shall be freely assignable by a Holder subject to applicable securities laws and any agreement to the contrary signed by such Holder.





Signed on ____________________, 1998


                                             ___________________________________
                                             ______________, President

Attest:

____________________________
_________________, Secretary
















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